Exhibit 99.1

Republic Bank & Trust Company Expands into the Minneapolis, Minnesota Market with Acquisition

LOUISVILLE, Ky.--(BUSINESS WIRE)--September 7, 2012--Republic Bancorp, Inc. (NASDAQ: RBCAA) (“Republic” or the “Company”), through its subsidiary, Republic Bank & Trust Company (“RB&T”), is pleased to announce that it has expanded into the Minneapolis, Minnesota market by acquiring substantially all of the assets and liabilities of First Commercial Bank (“FCB”) from the Federal Deposit Insurance Corporation (“FDIC”).

In addition to assuming approximately $207 million in deposits of FCB (both insured and uninsured), RB&T acquired loans and other real estate owned with a book value of approximately $194 million, at a discount of $79 million. The acquisition is being completed through a purchase and assumption agreement with the FDIC, without loss sharing agreements. RB&T did not pay a deposit premium and did not acquire any assets or liabilities of FCB’s parent holding company, Commercial Bancshares, Inc. or any of its privately held stock.

“We welcome FCB’s clients to the Republic family,” said Steve Trager, Chairman and CEO of Republic. “We are excited and committed to serving our new clients in the Minneapolis area with the same level of accountability and responsiveness that we have built the Republic name upon. Our industry strong capital and successful past performance helps ensure our commitment to be there for our customers today, tomorrow and for many years to come. Most importantly, with the support of the banking industry and the FDIC, all client deposits will be protected and all depositors will have prudent access to their funds.”

This transaction is expected to be immediately accretive to Republic’s net income, diluted earnings per common share and book value per common share. Upon completion of the acquisition, RB&T will continue to be “well capitalized” under applicable bank regulatory standards and will require no additional capital to complete this transaction.

“This represents the second FDIC-assisted transaction that we have completed in 2012. We look forward to leveraging the knowledge we gained from our acquisition of Tennessee Commerce Bank in January to make this a seamless and successful transition for FCB’s clients,” further said Trager.

Republic Bancorp, Inc. is a $3.3 billion bank holding company headquartered in Louisville, Kentucky. The Company has 43 locations in Kentucky, Indiana, Ohio, Florida and Tennessee, and Republic has a long history of strong earnings, healthy capital and excellent asset quality. Republic posted net income of $92.1 million for the six months ended June 30, 2012 and received national recognition in February 2012, when Bank Director Magazine identified Republic Bancorp, Inc. as the best performing bank in the U.S. based on financial performance and level of capital. Republic has been recognized each of the last four years as one of the top ten performing banks in the country thanks to the great efforts of its 780 associates who are dedicated to serving its clients’ financial needs every day.

FCB’s only office will continue to operate under its current name as a division of RB&T. FCB clients should continue to conduct their banking as they have in the past. RB&T will soon be providing additional information to FCB clients about this transaction. FCB client deposits are now backed by the financial strength and security of RB&T and will continue to be insured by the FDIC to the fullest extent provided by law.

If clients of FCB have any questions regarding their accounts involved in this transaction, they should visit www.1stcommercialbank.com or www.fdic.gov, or contact their customer service representatives at FCB.

Republic Bancorp, Inc. (Republic) has 43 banking centers and is the parent company of Republic Bank & Trust Company (RB&T) and Republic Bank. RB&T has 34 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville, three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany and one banking center in Franklin (Nashville), Tennessee. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Blue Ash (Cincinnati), Ohio. Nationally, Republic Processing Group (“RPG”) facilitates the payment of federal and state tax refund products and offers prepaid cards. RPG is comprised of two distinct divisions: Tax Refund Solutions and Republic Payment Solutions. Republic offers internet banking at www.republicbank.com. Republic has $3.3 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky and Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

We were here for you yesterday. We are here for you today. We will be here for you tomorrow.®

CONTACT:
Republic Bancorp, Inc.
Michael Sadofsky
Senior Vice President and Chief Marketing Officer
Office: 502-561-7125
Cell: 502-592-8926